Exhibit 99.1

FOR IMMEDIATE RELEASE

ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Florence R. Doller, SVP & Director of Corporate Communications
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607.337.6118

NBT BANCORP COMPLETES LEADERSHIP TRANSITION

NORWICH, NY (December 19, 2016) – The Board of Directors of NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) met on Friday, December 16, 2016 and named John H. Watt Jr. President and CEO of NBT and NBT Bank, N.A. (the Bank) effective 9:30 a.m. today. This appointment represents the culmination of a succession plan unanimously approved by NBT’s Board on May 3, 2016 when Watt was named President of the Bank and NBT’s retiring President and CEO Martin A. Dietrich was elected Chairman of the Board. At their December 16 meeting, the Board also appointed Watt to serve as a member of the Board of Directors.

“I have enjoyed working closely with John and NBT’s Executive Management Team to orchestrate this seamless transition with the support of our employees and directors,” said Dietrich. “I am confident that John will continue to lead NBT to achieve new milestones that meet the needs of current and future customers and create lasting shareholder value in a manner consistent with our community banking values. I am incredibly thankful for the opportunity to have worked with so many talented and dedicated people during my career at NBT, and I look forward to continuing in my role as Chairman.”

Watt added, “I am excited and honored to assume leadership of the highly successful team at NBT. I look forward to working with all of my colleagues to drive the Company’s continued growth for the benefit of our shareholders and customers. It has been my privilege to work with Marty Dietrich this year on the leadership transition, and I look forward to a long and successful partnership with him in his role as Chairman.”

Watt has over 30 years of experience in banking and financial services. He joined NBT in 2014 and has played an expanding role providing executive leadership for a number of key areas, including commercial and consumer lending, credit administration and marketing. He was promoted to Executive Vice President and joined NBT’s Executive Management Team in 2015.

Prior to joining NBT, Watt was Executive Vice President of commercial banking, investment management and bank operations at Alliance Bank, N.A. through the merger with the Bank in 2013. He was also a member of the Board of Directors for Alliance Bank and Alliance Financial Corporation. Previously, he was employed by JP Morgan Chase and its upstate New York predecessors. Watt is a graduate of Rutgers University with a Bachelor’s Degree in Political Science and earned his Juris Doctor from The National Law Center at George Washington University.

Dietrich began his career in financial services with NBT in 1981. He joined the Bank’s Senior Management Team in 1995. Dietrich became President of the Bank in 2000; advanced to President and CEO of the Bank and president of NBT in 2004; and ultimately became CEO of NBT in 2006. He joined the Bank Board of Directors in 1993 and NBT’s Board of Directors in 2005. Dietrich is a graduate of Colgate University with a Bachelor’s Degree in Economics.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $8.8 billion at September 30, 2016. The company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 154 banking locations with offices in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT-Mang Insurance Agency, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtmang.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp Inc. and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not update forward-looking statements to reflect subsequent circumstances or events.